As filed with the Securities and Exchange Commission on October 31, 2008

Registration No. 333-58572

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPTARIS, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1190085
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

301 116th Ave SE, Suite 400

Bellevue, Washington 98004

(425) 455-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher R. M. Stanton

(Chief Legal Officer)

301 116th Ave SE, Suite 400

Bellevue, Washington 98004

(425) 455-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

EXPLANATORY STATEMENT

On April 9, 2001, Captaris, Inc. (the “Company”) filed with the United States Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-58572) (the “Registration Statement”), which registered 5,000,000 shares of its Common Stock, par value $0.01 per share (the “Company Common Stock”) issuable under the terms of the Captaris, Inc. 2000 Non-Officer Employee Stock Compensation Plan, 750,000 shares of the Company Common Stock issuable under the terms of the Stock Option Agreement dated November 15, 2000, and 150,000 shares of the Company Common Stock issuable under the terms of the Stock Option Agreement dated December 14, 2000.

On September 3, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Open Text, Inc. (“Open Text”), Open Text Corporation, and Oasis Merger Corp., a wholly-owned subsidiary of Open Text. Pursuant to the terms of the Merger Agreement, Oasis Merger Corp. would merge into the Company, and as a result the Company would become 100% owned by Open Text (the “Merger”).

On October 31, 2008, the Company held a special meeting of shareholders at which the Company’s shareholders approved the Merger Agreement. The Merger became effective on October 31, 2008, upon the filing of the Articles of Merger with the Secretary of State of the State of Washington.

The offering contemplated by the Registration Statement has terminated. Pursuant to the undertakings contained in Part II, Item 9 of the Registration Statement, the Company is removing from registration, by means of a post-effective amendment to the Registration Statement (the “Post-Effective Amendment No. 1”), any securities registered under the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on October 31, 2008.

CAPTARIS, INC.

By:	/S/ PETER PAPANO
	Name:	Peter Papano
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 31st day of October, 2008.

Signature	Title

/S/ DAVID P. ANASTASI David P. Anastasi	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ PETER PAPANO Peter Papano	Chief Financial Officer (Principal Financial and Accounting Officer), Treasurer

/S/ BRUCE L. CROCKETT Bruce L. Crockett	Chairman of the Board

/S/ ROBERT F. GILB Robert F. Gilb	Director

/S/ ROBERT L. LOVELY Robert L. Lovely	Director

/S/ DANIEL R. LYLE Daniel R. Lyle	Director

/S/ THOMAS M. MURNANE Thomas M. Murnane	Director

/S/ MARK E. SIEFERTSON Mark E. Siefertson	Director

/S/ PATRICK J. SWANICK Patrick J. Swanick	Director